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                                                                    EXHIBIT 5.1


                                  June 4, 2001


TBA Entertainment Corporation
Attn: Thomas J. Weaver III
402 Heritage Plantation Way
Hickory Valley, Tennessee  38042

         Re:      TBA Entertainment Corporation Employee Stock Purchase Plan

Dear Gentlemen:

         We have acted as counsel for TBA Entertainment Corporation, a Delaware corporation (the "Corporation"), in connection with the offer and sale by the Corporation of up to 400,000 shares of common stock (the "Shares"), par value $.001 per share, of the Corporation pursuant to the Corporation's Employee Stock Purchase Plan and the Corporation's Registration Statement on Form S-8 being filed with the Securities and Exchange Commission on or about June 4, 2001 (the "Registration Statement"). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Registration Statement.

         We have examined originals, or copies identified to our satisfaction as being true copies, of (a) the Corporation's Certificate of Incorporation, (b) the Corporation's Bylaws, as currently in effect, (c) minutes of meetings or unanimous consents in lieu of meetings of the Corporation's board of directors and shareholders, certificates of the Corporation and public officials and statutes as we have deemed necessary for the purpose of this opinion.

         Based upon such examination and in reliance thereon, we are of the opinion that the Shares will, upon issuance in accordance with the terms contemplated in the Company's Employee Stock Purchase Plan and Registration Statement, be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to this Firm in the Registration Statement and Prospectus included therein.

                                    Very truly yours,

                                    WINSTEAD SECHREST & MINICK P.C.


                                    By:  /s/ Randall E. Roberts
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